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Exhibit 5.1

Jenkens & Gilchrist A PROFESSIONAL CORPORATION 1445 ROSS AVENUE SUITE 3200 DALLAS, TEXAS 75202 (214) 855-4500 FACSIMILE (214) 855-4300 www.jenkens.com	AUSTIN, TEXAS
(512) 499-3800

CHICAGO, ILLINOIS
(312) 425-3900

HOUSTON, TEXAS
(713) 951-3300

LOS ANGELES, CALIFORNIA
(310) 820-8800

NEW YORK, NEW YORK
(212) 704-6000

PASADENA, CALIFORNIA
(626) 578-7400

SAN ANTONIO, TEXAS
(210) 246-5000

WASHINGTON, D.C.
(202) 326-1500

January 11, 2005

Sunbelt Bancshares, Inc.
1625 North Stemmons Freeway
Dallas, Texas 75207

  Re:
  Registration Statement on Form SB-2

Ladies and Gentlemen:

        We have acted as counsel to Sunbelt Bancshares, Inc., a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Company's registration statement on Form SB-2 (the "Registration Statement"), of (i) 1,500,000 shares of common stock, $0.01 par value per share (the "Common Stock"), of the Company (the "Shares"), (ii) warrants to purchase up to 220,000 shares of Common Stock ("Organizer Warrants"), (iii) the Common Stock issuable upon the exercise of the Organizer Warrants, (iv) warrants to purchase up to 300,000 shares of Common Stock ("Investor Warrants"), and (v) the Common Stock issuable upon the exercise of the Investor Warrants.

        In this capacity, we have examined (1) the Registration Statement and all exhibits thereto, as amended, as filed with the Securities and Exchange Commission (the "Commission"), (2) the articles of incorporation of the Company, (3) the bylaws of the Company, and (4) a certificate, dated as of the date hereof, containing representations to this firm as to certain factual matters and executed by the Chief Executive Officer of the Company.

        In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. As to various questions of fact material to this opinion letter, and as to the content and form of the articles of incorporation, bylaws, minutes, records, resolutions and other documents or writings of the Company, this firm has relied, to the extent it deems reasonably appropriate, upon representations and certificates of the Chief Executive Officer of the Company and upon documents, records and instruments furnished to this firm by the Company, without independent check or verification of their accuracy.

        Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that (A) the Shares, Investor Warrants and Organizer Warrants are duly authorized, (B) when the Shares are issued and delivered to the investors, against payment of the agreed consideration therefor, as described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable, (C) when the Investor Warrants are issued and delivered to investors, and the Organizer Warrants are issued and delivered to the organizers, all as described in the Registration Statement, the Investor Warrants and Organizer Warrants will be legally and validly issued, and (D) and assuming that: (i) the shares of Common Stock to be issued pursuant to the Investor Warrants and the Organizer Warrants are issued pursuant to the terms thereof, (ii) the Company maintains an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance to those persons who purchase shares of Common Stock through the exercise of Investor Warrants and/or Organizer Warrants, and (iii) the consideration for the shares of Common Stock issued pursuant to the Investor Warrants and Organizer Warrants is actually received by the Company as provided in the Investor Warrants and Organizer Warrants and exceeds the par value of such shares, then the shares of Common Stock issued upon the due and valid exercise of the Investor Warrants and Organizer Warrants will be duly and validly issued, fully paid and nonassessable.

        We are attorneys admitted to practice in the State of Texas. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of Texas. This opinion is rendered based upon our interpretation of existing law, and is not intended to speak with reference to standards hereafter adopted. Additionally, the opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. We express no opinion as to any tax consequences that may relate to the Shares, Investor Warrants or Organizer Warrants.

        This firm hereby consents to the filing of this opinion letter as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement. In giving this consent, this firm does not admit that it comes within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
JENKENS & GILCHRIST, a Professional Corporation

By:	/s/ JENKENS & GILCHRIST, P.C. Authorized Signatory

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  Exhibit 5.1